EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

FOR IMMEDIATE RELEASE

MEDIS TECHNOLOGIES RELEASES LETTER TO SHAREHOLDERS

New York, NY – March 23, 2005 – Medis Technologies Ltd. (NASDAQ: MDTL) (“Medis”) announced today that the Company has sent a Letter to Shareholders from Medis Chairman and CEO Robert K. Lifton. The letter is included in its entirety in this press release.

Dear Fellow Shareholder,

Recently our share price has suffered a sharp decline that in view of the advanced status of our fuel cell Power Pack products was so surprising to all of us at Medis Technologies. Let me offer my personal view of what happened and why I remain fully confident that we are on the right path to success. That confidence is reflected in myself, Howard Weingrow, our President, and CVF, LLC, one of our major shareholders (representing the interests of the Crown family of Chicago) exercising 105,000 of our warrants at $9.60 per share — not expiring until the end of this year — for proceeds to Medis of $1,008,000. I would point out that not one of us has ever sold a share of Medis stock.

What Happened

As you know on March 16th we held the conference at which we demonstrated the operating Power Packs running cell phones, MP3 devices, electronic games and PDA’s among other devices. We left the conference thinking that it was a huge success, showing for the first time in history actual working fuel cell products, which are far ahead of anything ever seen before. This conclusion was reinforced for us by many positive and encouraging comments from very large companies that had seen the Power Packs in operation before and during the conference. People at the conference, including large shareholders, congratulated us on the results. So it was a shock to us to learn that after the close of the market our shares had fallen and certainly it was a shock that at the opening of trading the next day, the shares had already fallen sharply.

As best I understand what happened, the share decline started with an attack on our shares by short sellers, even as the conference was going on. Perhaps I should have anticipated that, since I was warned by a large fund shareholder a few weeks before that the reported short position relative to the real float in our shares was so high that the short sellers could be expected to take extreme steps to try to knock the share price down. Despite the fact that the conference was so important for our shareholders and potential customers, in retrospect it presented a target for the short sellers to try to destroy confidence in our company.

The Conference

My expectation was that people attending the conference to observe a fully functional fuel cell would understand the significance of this major milestone in the entire fuel cell industry just as our potential customers do. To this end, I would like to reiterate the goal of this conference: to demonstrate to our investors and potential customers and partners the first non-methanol based — non hazardous — fuel cell for portable devices capable of charging a broad array of consumer electronic devices and capable of operating in every orientation and at such high efficiency that no discernable heat is emitted. We

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believe that some people, for their own purposes, have been disseminating false information about the success of our demonstration in order to hurt our share price but let me state that, in fact, we demonstrated exactly what I described, as we set out to do. I now understand that some attendees would have preferred that we showed the working products in their final planned smaller size. Let me state clearly that our timetable for the completion of the small unit is around September of 2005 and the smaller size is already built into the present system program.

The Earnings Report

The morning after the conference we issued our earnings release for the last quarter and the year ended 2004. We have consistently stated that our cash expenditures would increase as we moved towards production of our Power Pack products and, in fact, our cash used for the last quarter did increase by only $545,000 over the prior quarter including increased costs to produce the new units and our move to a new larger facility. That, coupled with the increase in non-cash charges we incurred, resulted in a reported loss attributable to common stockholders larger than the prior period. Frankly, as I look at our company, until we have revenues and earnings, the key focus should be cash use and availability. At this stage of development, the non cash charges should not affect our company’s ability to develop, manufacture and sell a product. We noted in our 10-K filing with the SEC that at the present cash burn rate, taking into account our unused bank line, we had funds available up to March 2006. This did not include the $1,008,000 from the exercise of warrants mentioned above or the amount of presently in-the-money warrants and options that would expire prior to that date, (though there is no assurance that they will be exercised) which would bring in another $6,300,000. In any event, I have consistently reported that we would require additional funding to build a production line to support mass production. I repeated my expectation that this funding could come from bank financing or sale of additional equity at a point when we had orders for our Power Packs that warranted constructing a production line. Nevertheless, some people reading the report may have thought that a larger non-cash loss would affect our plans. Non cash charges obviously do not impact our current or anticipated cash needs to operate the company.

These are the major ingredients that appeared to affect our share price. There was trading in our shares of unprecedented amount but for every share sold, there was a buyer on the other side. We welcome that demonstration of confidence under such pressure conditions. I can tell you that we have not changed our plans to move to large scale production of tens of thousands of units a month by the end of this year, growing to the point of at least one line capable of making 1.5 million units a month by the second half of 2006. Our planned timing continues to be the same: to announce our contract manufacturer in May; to finalize our product design in June; to seek orders from our customer base in the June -July period; to complete the small unit around September and to start production by year end. Our expectations for our Power Pack product’s mass production costs to us have not changed nor have our expectations of the demand for the Power Packs from an increasingly “power frustrated” public.

Our job at Medis Technologies is to make all of that happen which we believe will bring the value of our shares to where they belong. Be assured of our total dedication to that effort.

Sincerely,
Robert K. Lifton
Chairman and CEO

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

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This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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